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                                                                   EXHIBIT 10.cc


FINOVA

                                  SCHEDULE TO
                          LOAN AND SECURITY AGREEMENT

BORROWER:     SOUTH TEXAS DRILLING & EXPLORATION,, INC.

ADDRESS:      9310 BROADWAY, BUILDING I
              SAN ANTONIO, TEXAS 78217


DATE:         MAY 8, 1996


This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and FINOVA Capital Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement and to this Schedule.

INITIAL TOTAL FACILITY AMOUNT (SECTION 1.1):

       $1,750,000

LOANS (SECTION 1.2):

       A. REVOLVING LOANS: A revolving line of credit consisting of loans against Borrower's Eligible Receivables ("Receivable Loans") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

              (a) $500,000, or

              (b) 80% of the net amount of Eligible Receivables.

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       B. TERM LOAN: A term loan against the value of Borrower's machinery and equipment in the original principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Term Loan"), which shall be evidenced by and payable in accordance with the terms of the Term Loan Note.

CONDITIONS PRECEDENT (SECTION 2.1):

       The obligation of FINOVA to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions, in addition to the conditions set forth in Sections 2.1 and 2.2 above: (a) Borrower shall have excess borrowing availability under the Receivable Loans facility of not less than $150,000, after giving effect to the initial advance hereunder and after giving effect to payment in full of all of Borrower's (i) accounts payable outstanding for sixty
(60) days or more from their written due date or for more than ninety (90) days from their invoice date, and (ii) all book overdrafts; and (b) there shall have been no material adverse change in the business, operations, profits or prospects of Borrower, or in the condition of the assets of Borrower, between January 31, 1996 and the date hereof. Borrower shall cause the conditions precedent set forth in Section 2.1 of this Agreement and set forth above in this Schedule to be satisfied on or before the Closing Date.

INTEREST AND FEES (SECTION 3.1):

       Interest. Borrower shall pay FINOVA interest on the daily outstanding balance of Borrower's Receivable Loans account at a per annum rate of two and three-quarters (2.75) percentage points in excess of the rate of interest announced publicly by Citibank, N.A., from time to time as its "base rate" (or any successor thereto), which may not be such institution's lowest rate (the "Base Rate"). The interest rate chargeable hereunder in respect of the Receivable Loans shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Base Rate. Each change in the Base Rate shall be effective hereunder on the first day following the announcement of such change, provided, that a cumulative change of less than one-fourth of one percent (0.25%) shall not be considered. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each month. Borrower shall pay FINOVA interest on the unpaid principal balance of the Term Loan as set forth in the Term Loan Note.

       Minimum Interest Charge. With respect to each calendar month or portion thereof during the term of this Agreement (excluding the calendar month in which this Agreement is executed), Borrower shall also pay FINOVA, on the first day of the next month, as a minimum charge, the amount by which accrued interest pursuant to the section above for such month or portion thereof is less than $5,000 (the "Minimum Interest Charge"). Notwithstanding the occurrence of any Event of Default hereunder or termination of this Agreement by FINOVA as a result thereof, the Minimum Interest Charge shall be paid by Borrower for the unexpired portion of the Initial Term or any Renewal Term of this Agreement.




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       Closing Fee. At the closing of this transaction, Borrower shall pay to
FINOVA a closing fee in an amount equal to one percent (1.0%) of the Initial Total Facility Amount, which shall be deemed fully earned at the time of payment.

       Examination Fees. Borrower agrees to pay to FINOVA an examination fee in the amount of Five Hundred Dollars ($500) per person per day in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof, provided that prior to the occurrence of an Event of Default Borrower shall not be obligated to FINOVA for more than $8,000 plus out-of-pocket costs in any year in connection with such audits or expenses. Without limiting the generality of the foregoing, Borrower shall pay to FINOVA an initial examination fee in an amount equal to $500 per person per day. Such initial examination fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement, or if such good faith deposit is insufficient to cover such initial examination fee, Borrower shall pay such fee to FINOVA promptly following Borrower's receipt of FINOVA's statement therefor.

REPORTING REQUIREMENTS (Section 5.2):

1. Borrower shall provide FINOVA with monthly agings aged by invoice date and reconciliations of Receivables within ten (10) days after the end of each month.

2. Borrower shall provide FINOVA with monthly accounts payable agings aged by invoice date and outstanding or held check registers within ten (10) days after the end of each month.

3. If Borrower hereafter acquires any Inventory, Borrower shall provide FINOVA with monthly perpetual inventory reports for such Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with generally accepted accounting principles) or such other inventory reports as are reasonably requested by FINOVA, all within fifteen (15) days after the end of each month.

4. Borrower shall provide FINOVA with monthly unaudited financial statements within thirty (30) days after the end of each month.

5. Borrower shall provide FINOVA with annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty (30) days prior to the end of each fiscal year of Borrower.




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BORROWER INFORMATION:

Borrower's State of Incorporation (Section 12.1):   Texas

Fictitious Names/Prior Corporate
Names (Section 12.2):                               South Texas Drilling Rig-
                                                    10, Ltd.

Borrower Locations (Section 12.16):          (1)    9310 Broadway, Building I
                                                    San Antonio, Texas 78217
                                             (2)    210 Industrial Boulevard
                                                    Kenedy, Texas 78119

Permitted Encumbrances (Section 18.1):              See Exhibit 18.1 attached
                                                    hereto and incorporated
                                                    herein by this reference.

FINANCIAL COVENANTS (SECTION 13.14):

       Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Net Worth.                  Borrower shall maintain Net Worth of not less than
                            One Million Five Hundred Thousand Dollars
                            ($1,500,000);

Debt to Net Worth.          Borrower shall maintain a ratio of Indebtedness to
                            Net Worth of not greater than 2.0 to 1.0; and

Total Debt Service
Coverage.                   Borrower shall maintain Total Debt Service Coverage
                            of not less than 0.80 to 1.0.

NEGATIVE COVENANTS (SECTION 14):

Capital Expenditures:       Borrower shall not make or incur any Capital
                            Expenditure of any kind if, after giving effect thereto, the aggregate amount of all such Capital
                            Expenditures by Borrower in any fiscal year
                            (beginning with the March 31, 1997 fiscal year) would exceed Three Hundred Thousand Dollars
                            ($300,000).

Compensation:               Borrower shall not pay total compensation,
                            including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise,




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                            during any fiscal year to all of Borrower's
                            executives, officers' and directors (or any relative thereof) in an amount in excess of $300,000, in the case of Borrower's 1997 fiscal year or in excess of one hundred twenty percent (120%) of the total compensation paid by Borrower to such individuals during its immediately preceding fiscal year, in the case of each subsequent fiscal year of Borrower.

Indebtedness:               Borrower shall not create, incur, assume or permit
                            to exist any Indebtedness (including Indebtedness in connection with Capital Leases) in excess of $300,000 other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business and (iii) other Indebtedness existing on the date of this Agreement and reflected in the Prepared Financials (other than Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder).

TERM (SECTION 16.1):

       The initial term of this Agreement shall be twenty-five (25) months from the date hereof (the "Initial Term") and shall be automatically renewed for successive periods of one (1) year each (each, a "Renewal Term"), unless earlier terminated as provided in Section 16 or 17 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 16.4):

       The Termination Fee provided in Section 16.4 shall be an amount equal to the following percentage of the average daily outstanding balance of the Receivable Loans for the 180-day period (or lesser period if applicable) preceding the date of termination:

       (i) three percent (3.0%), if such early termination occurs on or prior to the first anniversary of this Agreement;

       (ii) one percent (1.0%), if such early termination occurs after the first anniversary of this Agreement.

ADDITIONAL DEFINITIONS (SECTION 18.1):

"Prepared Financials"       means the balance sheets of Borrower as of January
                            31, 1996, and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.




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DISBURSEMENT (SECTION 19.12):

       Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's general operating account number 0014265-11 maintained with International Bank of Commerce.

BORROWER:                               FINOVA:

SOUTH TEXAS DRILLING &                  FINOVA CAPITAL CORPORATION
EXPLORATION, INC.

By:                                     By:
   -----------------------------------     -----------------------------------
Title:                                  Title:
      --------------------------------        --------------------------------

Witnessed By:

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                [Schedule to be executed before a Notary Public]




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